EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


Dental Care Alliance of Florida, Inc.
Dental Care Alliance of Michigan, Inc.
Dental Care Alliance of Georgia, Inc.
Dental One Associates, Inc.
Dental Care Alliance of Indiana, Inc.